Exhibit 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hanger, Inc. of our report dated March 14, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Hanger, Inc.’s’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Austin, TX
May 20, 2019